Exhibit 99.6
[FORM OF CLIENT FAQ]

Client FAQ
service	payroll
benefits & 401(k)
risk management	general
service
Q: What does this proposed transaction mean to me as a client?
A: TriNet and Gevity with a combined 45 years at the forefront of the PEO industry are committed to the PEO business, and we do not anticipate immediate changes to your experience as a result of this proposed transaction. Our commitment to client service remains our highest priority. Client pricing, health benefits, workers’ compensation coverage and 401(k) providers will not change as a result of the transaction. The phone and fax numbers you have used to contact Gevity remain unchanged. You will still report payroll using the same process currently implemented. Gevity HR Consultants (HRCs) and the Service Center representatives will continue to provide the same level of service throughout the transition.
Q: Who will service my account and my employees?
A: We do not anticipate any changes to the current service model – including OnCall™ Service Center representatives, OnSite™ HR Consultant and OnLine™ tools and self-service delivery methods.
Q: When will this proposed transaction occur?
A: The transaction is expected to close by the end of the second quarter 2009.
payroll
Q: Will I need to report payroll differently or fax/call someone else with my payroll information? If I need to make changes on payroll, whom do I contact?
A: You will continue using your current payroll reporting method. Continue using the current fax and call numbers. Your contacts also will remain the same.
Q: Will there be any disruption to employee direct deposits?
A: No.
Q: How will our payroll be delivered?
A: Your payroll delivery and service remains unchanged.
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Q: Will my employees need to change their benefits carriers (medical, dental and/or supplemental)? Will my employees be receiving new identification cards?
A: No. The coverage plan you have today will remain in effect through the end of the current plan year. Your employees’ identification cards are active through the end of the current plan year. As is our practice, changes to benefits plans will be made during the Annual Benefits Enrollment (ABE) period.
Q: Will my benefits plan year change?
A: The benefits plan year remains the same. You will receive additional information regarding your benefits as part of Annual Benefits Enrollment.
Q: What will happen to our 401(k) program?
A: If you have elected to participate in the 401(k) program through Transamerica, your current 401(k) plan will remain intact.
Q: Will our 401(k) deductions continue?
A: Yes.
Q: Will the 401(k) investment fund choices change?
A: No changes in 401K investment fund choices are currently contemplated as a result of the transaction
Q: Who do I contact with questions regarding my 401(k) account?
A: Plan participants will continue to contact the Service Center at 1.800.2GEVITY (1.800.243.8489).
Q: Gevity currently processes employee payroll deductions for my company’s 401(k) plan. Will this continue after the proposed transaction?
A: Yes.
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Q: I currently maintain my own workers’ compensation insurance policy and am not covered for workers’ compensation through Gevity. Will this change?
A: No changes are currently contemplated as a result of the proposed transaction.
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Q: Will my fees increase as a result of the proposed transaction?
A: No fee changes are currently anticipated as a result of the proposed transaction.
Q: Will I have to sign a new professional services agreement (PSA) as a result of the proposed transaction?
A: No.
Q: Will my workers’ compensation, FUTA, SUTA or FICA rates be affected?
A: No. We do not currently anticipate rate changes as a result of the proposed transaction.
Q: I currently have other insurance policies that are facilitated by Gevity, for example, my Employment Practices Liability Insurance (EPLI). What happens to that coverage?
A: We do not anticipate any coverage level, rate or carrier as a result of the proposed transaction.
Should you have any additional questions, please call your Gevity HR Consultant or our Service Center representatives at 1.800.2GEVITY (1.800.243.8489).
Additional Information and Where to Find it
In connection with the proposed merger and required shareholder approval, Gevity will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GEVITY AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Gevity with the SEC may be obtained free of charge by contacting Gevity at Gevity HR, Inc., Attn: Investor Relations, 9000 Town Center Parkway, Bradenton, Florida 34202,
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Telephone: 1-800-243-8489, extension 4034. Our filings with the SEC are also available on our website at gevity.com.
Participants in the Solicitation
Gevity and its officers and directors may be deemed to be participants in the solicitation of proxies from Gevity’s shareholders with respect to the merger. Information about Gevity’s officers and directors and their ownership of Gevity’s common shares is set forth in the proxy statement for Gevity’s 2008 Annual Meeting of Shareholders, which was filed with the SEC on April 17, 2008. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Gevity and its respective officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.
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